NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the the following class of securities issued by FQF Trust (the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

QuantShares U.S. Market Neutral High (suspended: 11/5/2012) symbol: BTAH

QuantShares U.S. Market Neutral Anti-Momentum Fund
(suspended: 11/5/2012) symbol: NOMO

QuantShares U.S. Market Neutral Quality Fund (suspended: 11/5/2012) symbol: QLT

This action is being taken pursuant to the provisions of Rule 12d2-2(a)(1), as NYSE Regulation has been notified that the issuer has determined to liquidate the securitites listed above.
Accordingly,trading in the issues were suspended before the opening on the date specified above.